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                                                        SEC FILE NUMBER
                                                           033-71908

                                                          CUSIP NUMBER


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(CHECK ONE):  [ ] Form 10-K   [X] Form 20-F    [ ] Form 11-K   [ ] Form 10-Q
              [ ] Form 10-D   [ ] Form N-SAR   [ ] Form N-CSR

              For Period Ended:  DECEMBER 31, 2004
                                 ------------------------------------
              [   ] Transition Report on Form 10-K
              [   ] Transition Report on Form 20-F
              [   ] Transition Report on Form 11-K
              [   ] Transition Report on Form 10-Q
              [   ] Transition Report on Form N-SAR
              For the Transition Period Ended:  N/A
                                                --------------------------------

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

Mexican Development Group, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

Carretera Mexico-Toluca 4000
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Address of Principal Executive Office (STREET AND NUMBER)

Cuajimalpa, D.F. 05000, Mexico
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    X   |   (a)   The reasons described in reasonable detail in Part III of this
        |         form could not be eliminated without unreasonable effort or
        |         expense;
   [ ]  |   (b)   The subject annual report, semi-annual report, transition
        |         report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
        |         thereof, will be filed on or before the fifteenth calendar day
        |         following the prescribed due date; or the subject quarterly
        |         report of transition report on Form 10-Q or subject
        |         distribution report on Form-D, or portion thereof, will be
        |         filed on or before the fifth calendar day following the
        |         prescribed due date; and
   [ ]  |   (c)   The accountant's statement or other exhibit required by Rule
        |         12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

MEXICAN DEVELOPMENT GROUP, INC. (THE "COMPANY") COULD NOT COMPLETE THE FILING OF ITS ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2004 DUE TO A DELAY IN OBTAINING AND COMPILING INFORMATION REQUIRED TO BE INCLUDED IN THE COMPANY'S FORM 20-F, WHICH DELAY COULD NOT BE ELIMINATED BY THE COMPANY WITHOUT UNREASONABLE EFFORT AND EXPENSE. IN ACCORDANCE WITH RULE 12b-25 OF THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY WILL FILE ITS FORM 20-F NO LATER THAN THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Peter R. Moyers, Esq.                      (212)             837-6936
      -----------------------------------    -------------    ------------------
                     (Name)                   (Area Code)     (Telephone Number)

(2)   Have all other periodic reports required under Section 13 or
      15(d) of the Securities Exchange Act of 1934 or Section 30 of
      the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was
      required to file such report(s) been filed? If answer is no,
      identify report(s).                                           [ ] Yes X No

      Form 20-F for the period ending December 31, 2003
      --------------------------------------------------------------------------

(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
      in the subject report or portion thereof?                     [ ] Yes X No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                  Grupo Mexicano de Desarrollo, S.A.
         ---------------------------------------------------
             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: JUNE 29, 2005                          By:  /S/ JOSE LUIS OLVERA CABALLERO
      ---------------------------------           ------------------------------
                                                  Jose Luis Olvera Caballero,
                                                  Chief Financial Officer